EXHIBIT 99.2

FOR IMMEDIATE RELEASE

                  CAI WIRELESS RECEIVES THE FIRST PERMANENT APPROVAL
          FROM THE FCC TO USE WIRELESS CABLE SPECTRUM FOR TWO-WAY SERVICES


      Albany, N.Y. (January 31, 1997) -  In a development that could signal new opportunities  for the MMDS industry, CAI Wireless Systems, Inc. (NASDAQ: CAWS)

("CAI") today announced  that  it has been granted permanent authorization from the Federal Communications Commission  (FCC)  to  use its wireless spectrum for fixed two-way video, voice and data services in the Boston market.

      In announcing the FCC authorizations, Jared E. Abbruzzese, CAI's chairman and  chief  executive  officer, said: "The new authorizations  granted  now  in

Boston are a major step  forward  in  allowing  the  development  of a Wireless

Information  Network  (WIN), a wireless full-service network providing  digital

video, voice and data services.   The  WIN  platform  can  become  an important

business opportunity for CAI. With expanded FCC approvals that we hope  will be forthcoming and new strategic partners we hope to enlist, the WIN platform  has the potential for deriving significant new revenue sources for the Company."

      The  FCC  grant authorizes CAI to transmit and receive information to and from 16 commercial  customer  locations  served  by two cells, with overlapping eight-mile radiuses in and around the Boston metropolitan area.  The Commission also  authorized  two additional cell sites from which  CAI  can  serve  future

customer locations.   The construction of the four cell sites authorized by the

FCC grant was substantially  completed  in  1996.  The customer locations, once installed, are authorized to transmit and receive information with transceivers

and  highly  directionalized  antennas  oriented  to  these  cell  sites.   CAI

anticipates applying to the FCC for additional customer locations in Boston and eventually for a blanket authorization in the near future.

      John J. Prisco, CAI's president, said:  "The  key  to the WIN platform is its flexibility.  Once developed, we will have the ability  to  deliver two-way services  in  targeted areas of Boston while simultaneously delivering  one-way data and digital  video  to  other areas of the market.  In the end, it will be market economics that decide what  services are provided and where.  Indeed, as this process develops, the term `wireless  cable'  as a business description of

CAI should become unduly limited and outdated."

      CAI  expects  the  Boston  authorizations,  and  the   resulting  limited

operations,  to  facilitate  the  FCC's  consideration  of  an  eventual  broad rulemaking  petition  by  providing actual results of the manner in  which  the downstream and upstream signals propagate and interact.

      Abbruzzese added that,  "With  the  FCC's  approval, we can soon begin to offer certain consumers in Boston more choice.  We  applaud  the  FCC  for this initial  step and believe that this represents a proactive and forward-thinking approach on  the part of the Commission that is consistent with the '96 Telecom

Act."

      The Company has previously announced an agreement with affiliates of Bell

Atlantic  Corporation   and   NYNEX   Corporation   suspending  their  business

relationship  with  respect to the Boston market and elsewhere  for  one  year.

During this period, CAI  will  seek strategic partners interested in evaluating and  developing  commercial applications  for  MMDS  technology  not  currently offered.

      CAI, based in Albany, N.Y., operates six analog-based wireless systems in

New York City, Rochester, and Albany, N.Y.; Philadelphia, PA; Washington, D.C.;

and Norfolk/Virginia  Beach,  VA.   CAI  also  has  a portfolio of MMDS channel

rights  in  eight  additional  markets,  including  Long  Island,  Buffalo  and

Syracuse,  N.Y.; Providence, R.I.; Hartford, CT.; Boston, MA;  Baltimore,  MD.;

and Pittsburgh,  PA.   CAI  also  owns  52  percent  of the common equity of CS

Wireless  Systems,  Inc.,  an  MMDS  wireless  operator  with  markets  located primarily in the southwestern region of the United States.

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